EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated March 1, 2010, with respect to the consolidated financial statements, and internal control over financial reporting included in the Annual Report of Rubicon Technology, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2009. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Rubicon Technology, Inc. on Form S-3 (file No. 333-163904, effective January 25, 2010) and Form S-8 (File No. 333-147552, effective November 20, 2007).

/s/ GRANT THORNTON LLP

Madison, Wisconsin

March 1, 2010